1 Deposit Acquisition Fact Sheet As of January 23, 2014 Exhibit 99.2

2 Forward Looking Statements: This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Washington Federal’s management and are subject to significant risks and uncertainties. The forward- looking statements in this presentation speak only as of the date of the presentation, and Washington Federal assumes no duty, and does not undertake, to update them. Actual results or future events could differ, possibly materially, from those that we anticipated in these forward-looking statements.

3 23 acquired branches located in medium and small communities of Arizona and Nevada. Branches by State: Arizona: 13 Nevada: 10 Expanding network in several key markets: Green: WAFD existing branches Red: B of A branches to be acquired

4 Acquired Deposit Mix: As of December 31, 2013

5 Proforma Combined Deposit Mix: Dollars in thousands, As of December 31, 2013 Acquired Proforma WAFD Deposits (1) Combined Interest Checking 1,227,548$ 101,999$ 1,329,547$ Non-Interest Checking 674,824 143,029 817,853 Savings 542,573 46,868 589,441 Money Market 2,268,979 204,070 2,473,049 Time Deposits 5,688,802 113,892 5,802,694 10,402,726$ 609,859$ 11,012,585$ Weighted Average Interest Rate 0.61% 0.12% 0.58% Transaction Accounts 45% 81% 47% Time Deposits 55% 19% 53% (1) Note: Balances shown are after 25% assumed decline in balances prior to closing

6 Transaction Summary: Transaction type: Acquisition of deposit liabilities, related performing loans, and 23 branch properties at net book value and 41 ATM’s Deposits: Actual amount of deposits as of 12/31/13 is $813 million. Based on prior experience, we are expecting a 25% decline prior to closing. $813 million * 75% = $610M projected to be acquired. Premium: 1.30% of the deposits as of closing Expected tangible book value dilution: $0.07 per share Expected tangible book value dilution earn-back: 1 year after proceeds fully invested Approvals required: Regulatory

7 Transaction Summary: Total loans: $3.8 million, weighted average rate of 6.9%. Investment assumption: Earn back calculation based on investing net proceeds into a mix of high quality investments yielding ~ 3.05%. Timing: Likely to close before June 30, 2014. Cost savings: None. Expected to add staff and expense to service the higher transaction volumes associated with the low-cost deposits. Earnings impact: Expected to be accretive to earnings once $200 million of the proceeds are invested. Capital impact: Proforma tangible common equity to tangible asset ratio 11.19%. Interest rate risk: Expected to reduce interest rate risk in a rising rate environment.

8 Branch Listing: Nevada: Beatty Elko Ely / McGill Fallon Fernley Mesquite Mineral County Moapa Pioche Winnemucca Arizona: Benson Bisbee Douglas Globe Nogales (2) Parker Payson Safford Show Low Tohono O’dham Yuma (2)

9 Questions: If you have additional questions please contact us directly at: Washington Federal, Inc. 425 Pike Street, Seattle, WA 98101 Cathy Cooper , Senior Vice President Investor Relations 206-777-8246 cathy.cooper@wafd.com

10 NASDAQ: WAFD